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                           PRIVATE OFFERING NOTICE
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                           Merrill Lynch & Co., Inc.
                           Accelerated Return Notes
                 Linked to the Nikkei 225 Index due May , 2005
                   US$10 public offering price per security


                            Private Offering Notice


                                 Summary Terms

The securities:                                                    Payment at maturity:
o No payments prior to maturity.                                   o The amount an investor will receive at maturity will be
                                                                     based upon the percentage change in the value of the Nikkei
o The securities may not be redeemed prior to maturity.              225 Index.  If the Index has increased over the term of the notes, at maturity an investor will receive a payment per
o Senior unsecured debt securities of Merrill Lynch &                note based upon triple the percentage increase of the Nikkei
  Co., Inc.                                                          225 Index, not to exceed a maximum payment expected to be
                                                                     between $11.60 and $12.00 per note.  If the value of the
o Linked to the value of the Nikkei 225 Index.                       Nikkei 225 Index has decreased over the term of the notes, at maturity an investor will receive a payment per note
o Expected settlement date: February    , 2004.                      based upon that percentage decrease.  As a result, an
                                                                     investor may receive less, and possibly significantly less,
o The securities are made available to each investor outside of      than the original public offering price of $10 per note.
  the United States in a minimum initial investment of
  US$50,000 or such other amount, and subject to such other
  restrictions, as may be applicable to such investor under the private offering rules of any jurisdiction outside of the
  United States.



The securities (the "Securities"), the subject of the attached offering document (the "Offering Document"), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Securities are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of the Company.

The discussion contained in the Offering Document relating to the tax implications of investing in the Securities is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the U.S. Accordingly, investors should consult their local tax advisor before making an investment in the Securities.

This Notice and the Offering Document have been issued by Merrill Lynch & Co., Inc. (the "Company") for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages S-6 to S-9 of the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited ("MLIB"), which is regulated by the Financial Services Authority, with registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.


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                           PRIVATE OFFERING NOTICE
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Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), which is handling the sale of the Securities, has no place of business in the UK and is not regulated by the Financial Services Authority. Therefore, with respect to anything done by MLPF&S, the regulatory regime governing an investor's rights will be different than that of investors' rights in the UK, and the UK rules for the protection of private investors and the UK Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for UK investors.

Investors should also note the following:

     (a) The Securities are denominated in United States dollars. Investors that purchase securities with a currency other than U.S. dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

     (b) The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

     (c) Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Securities and the suitability of purchasing the Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

     (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

     (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

     (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.


                  The date of this Notice is January 28, 2004

        This Notice supplements the Preliminary Prospectus Supplement, dated January 28, 2004, and the Prospectus, dated November 26, 2003.